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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  LANGER, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                     11-2239561
               --------                                     ----------
State of incorporation or organization           IRS Employer Identification No.

 450 Commack Road, Deer Park, New York                      11729-4510
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (631) 667-1200
  ----------------------------------------------------------------------------

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this Form relates:
Not applicable

Securities registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

     Title of each class                    Name of each exchange on which
     to be so registered                    each class is to be registered
     -------------------                    ------------------------------
COMMON STOCK, $.02 PAR VALUE                 THE NASDAQ SMALL CAP MARKET


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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Form 8-A of Langer, Inc., a Delaware corporation and successor to a New York corporation of the same name (the "Company"), filed with the Securities and Exchange Commission on July 26, 1988. In connection with the Company's reincorporation in Delaware through a merger with and into its wholly owned Delaware subsidiary, such Form 8-A is hereby amended to read in its entirety as follows:

GENERAL

         The Company is authorized to issue an aggregate of 50,250,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.02 par value (the "Common Stock"), and 250,000 shares of preferred stock, $1.00 par value (the "Preferred Stock").

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share on all matters voted on by the stockholders of the Company, including the election of directors. No holders of Common Stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of Preferred Stock created by the board of directors of the Company (the "Board of Directors"), the holders of the Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. The Company currently does not pay cash dividends on the Common Stock.

         In the event of a liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of the Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         The Board of Directors is authorized, without further stockholder action, to issue up to 250,000 shares of Preferred Stock, in one or more series. The Board of Directors is authorized to fix for each such series the voting power and the designations, preferences, and relative, participating, optional, or other rights of each such series, and the qualifications, limitations or restrictions thereof, as are stated in the resolutions adopted by the Board of Directors and as are permitted by the Delaware General Corporation Law (the "DGCL"). The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate

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purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

         The Company is incorporated under the DGCL. The Company is subject to
Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder),
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

         The Certificate of Incorporation of the Company ("Certificate of Incorporation") contains certain provisions permitted under the DGCL relating to the liability of directors. The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL.

         Section 203 and certain provisions of the Certificate of Incorporation and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of the Company. In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Bylaws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

ITEM 2.     EXHIBITS.

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         The following documents heretofore filed by us with the Securities and
Exchange Commission (the "Commission") are hereby incorporated by reference:

Exhibit No.         Description
-----------         -----------
2.1                 Agreement and Plan of Merger of Langer, Inc., a New York corporation, and
                    Langer, Inc, a Delaware corporation (filed as Exhibit A to the Registrant's
                    Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).

3.1                 Certificate of Incorporation of Langer, Inc. (filed as Appendix B to the
                    Registrant's Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).

3.2                 By-laws of Langer, Inc. (filed as Appendix C to the  Registrant's Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and
                    incorporated herein by reference).




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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 3, 2002



                                             LANGER, INC.


                                             By:     /s/ Andrew H. Meyers
                                                 -----------------------------
                                                     Andrew H. Meyers,
                                                     President and
                                                     Chief Executive Officer

                                             By:     /s/ Anthony J. Puglisi
                                                 -----------------------------
                                                     Anthony J. Puglisi,
                                                     Vice President and
                                                     Chief Financial Officer